Registration No. 333-

As filed with the U.S. Securities and Exchange Commission on March 24, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Payments Inc.

(Exact name of registrant as specified in its charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3550 Lenox Road

Atlanta, Georgia 30326

(Address and Zip Code of Principal Executive Offices)

EVO Payments, Inc. Second Amended and Restated 2018 Omnibus Incentive Stock Plan

(Full title of the plan)

David L. Green

Senior Executive Vice President, General Counsel and Corporate Secretary

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Telephone: (770) 829-8256

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Global Payments Inc., a Georgia corporation (the “Registrant”), relating to an aggregate of 344,139 shares of its common stock, no par value (“Common Stock”), outstanding pursuant to, or issuable upon the exercise or settlement of, the Assumed EVO Awards (as defined below) granted under the EVO Plan (as defined below).

Pursuant to the terms of the Agreement and Plan of Merger, dated as of August 1, 2022, by and among the Registrant, EVO Payments, Inc. (“EVO”) and Falcon Merger Sub Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), on March 24, 2023, Merger Sub merged with and into EVO (the “Merger”), with EVO surviving the Merger as a wholly owned subsidiary of the Registrant. At the effective time of the Merger (the “Effective Time”), certain outstanding EVO equity awards granted under the EVO Payments, Inc. Second Amended and Restated 2018 Omnibus Incentive Stock Plan (the “EVO Plan”) were converted into corresponding awards in respect of Common Stock (the “Assumed EVO Awards”), with appropriate adjustments to reflect the Merger pursuant to the terms and conditions of the Merger Agreement.

This Registration Statement is being filed for the purpose of registering up to 344,139 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, the Assumed EVO Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2022, filed with the Commission on February 17, 2023 (the “Annual Report”);

2.

The Registrant’s Current Reports on Form 8-K filed with the Commission on February  21, 2023, March  9, 2023 and March 17, 2023 (except to the extent of any information furnished in a Current Report on Form 8-K under Item 2.02 or Item 7.01 and exhibits furnished therein that relate to such items);

3.

All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report (except to the extent of any information furnished in a Current Report on Form 8-K under Item 2.02 or Item 7.01 and exhibits furnished therein that relate to such items); and

4.	The description of the Registrant’s common stock contained in Exhibit 4.12 to the Annual Report, and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

David L. Green, Senior Executive Vice President, General Counsel and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. As an employee of the Registrant, Mr. Green participates in incentive plans of the Registrant and is eligible to receive awards under such plans. Mr. Green beneficially owns less than 0.1% of the outstanding Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct of Section 14-2-851 of the GBCC; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under the indemnification provisions of the GBCC or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Subsection (a) of Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (a) appropriation, in violation of his or her duties, of any business opportunity of the corporation, (b) acts of omission which involve intentional misconduct or a knowing violation of the law, (c) the types of liability set forth in Section 14-2-832 of the GBCC, or (d) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

As permitted by the GBCC, the Registrant’s bylaws require it to indemnify any director or officer who is party to a proceeding because he or she is or was a director or officer against liability incurred in such proceeding. The Registrant’s bylaws generally prohibit it from indemnifying any officer or director who is adjudged liable to the Registrant or is subjected to injunctive relief in favor of the Registrant (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Registrant, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for the types of liability set forth in Section 14-2-832 of the GBCC, or (d) for any transaction from which he or she received improper personal benefits. The Registrant’s bylaws require the Registrant, under certain circumstances, to advance expenses to its officers and directors who are parties to a proceeding for which indemnification may be sought.

The Registrant’s bylaws also provide that the Registrant must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, to the fullest extent permitted by Georgia law, subject to limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with the Registrant and will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of the indemnitee’s heirs, executors and administrators.

Certain of the Registrant’s employee benefit plans provide indemnification of directors and other agents against certain claims arising from the administration of such plans.

The Registrant also provides insurance from commercial carriers against certain liabilities incurred by its directors and officers.

As permitted by the GBCC, the Registrant’s articles of incorporation contain a provision that eliminates a director’s personal liability to the Registrant or its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for:

•	any appropriation, in violation of his or her duties, of any business opportunity of the Registrant;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the types of liability specified in Section 14-2-832 of the GBCC; and

•	any transaction from which the director derives an improper personal benefit.

These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter the Registrant’s shareholders or the Registrant from bringing a lawsuit against its directors. However, these provisions do not limit or eliminate the Registrant’s rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. The Commission has taken the position that this provision will have no effect on claims arising under federal securities laws.

The foregoing summaries are subject to the complete text of the GBCC and the Registrant’s articles of incorporation and bylaws and are qualified in their entirety by reference thereto.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.

4.1	Third Amended and Restated Articles of Incorporation of Global Payments Inc. (incorporated by reference to Exhibit 4.1 to Global Payments Inc.’s Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 filed on September 18, 2019).

4.3	Articles of Amendment to the Third Amended and Restated Articles of Incorporation of Global Payments Inc. (incorporated by reference to Exhibit 3.1 to Global Payments Inc.’s Current Report on Form 8-K filed on May 1, 2020).

4.3	Twelfth Amended and Restated Bylaws of Global Payments Inc. (incorporated by reference to Exhibit 3.1 to Global Payments Inc.’s Current Report on Form 8-K filed on February 21, 2023).

4.4	EVO Payments, Inc. Second Amended and Restated 2018 Omnibus Incentive Stock Plan (incorporated by reference to Exhibit 10.1 to EVO Payments, Inc.’s Quarterly Report on Form 10-Q filed on November 3, 2021).

5.1	Opinion of David L. Green, Senior Executive Vice President, General Counsel and Corporate Secretary of the Registrant (filed herewith).

23.1	Consent of David L. Green, Senior Executive Vice President, General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

107	Filing fee table.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 24th day of March, 2023.

GLOBAL PAYMENTS INC.

By:	/s/ David L. Green
Name:	David L. Green
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

We, the undersigned officers and directors of Global Payments Inc., hereby severally constitute and appoint Jeffrey S. Sloan and David L. Green, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Global Payments Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jeffrey S. Sloan Jeffrey S. Sloan	Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2023

/s/ Josh J. Whipple Josh J. Whipple	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 24, 2023

/s/ David M. Sheffield David M. Sheffield	Executive Vice President, Chief Accounting Officer (Principal Accounting Officer)	March 24, 2023

/s/ M. Troy Woods M. Troy Woods	Chairman of the Board	March 24, 2023

/s/ Kriss Cloninger III Kriss Cloninger III	Lead Independent Director	March 24, 2023

/s/ F. Thaddeus Arroyo F. Thaddeus Arroyo	Director	March 24, 2023

Signatures	Title	Date

/s/ Robert H.B. Baldwin, Jr. Robert H.B. Baldwin, Jr.	Director	March 24, 2023

/s/ John G. Bruno John G. Bruno	Director	March 24, 2023

/s/ Joia M. Johnson Joia M. Johnson	Director	March 24, 2023

/s/ Ruth Ann Marshall Ruth Ann Marshall	Director	March 24, 2023

/s/ Connie D. McDaniel Connie D. McDaniel	Director	March 24, 2023

/s/ Joseph Osnoss Joseph Osnoss	Director	March 24, 2023

/s/ William B. Plummer William B. Plummer	Director	March 24, 2023

/s/ John T. Turner John T. Turner	Director	March 24, 2023